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                                                                    Exhibit 10.1

                             FLEET SERVICE AGREEMENT


         THIS FLEET SERVICE AGREEMENT (this "Agreement") is entered into as of January 28, 1997 (the "Effective Date") by and between Park 'N View, Inc., a Delaware corporation ("PNV"), with its headquarters at 11711 NW 39th Street, Coral Springs, Florida 33065 and Trucks For You, an Oklahoma corporation ("Fleet"), with its headquarters at 3303 N. 32nd Street, Muskogee, OK 74402.

         WHEREAS, Fleet currently employs or has contracted for the services of professional truck drivers to operate its fleet of trucks; and

         WHEREAS, PNV has designed and developed the concept and equipment to:
(a) enable truck drivers to receive and/or have access to cable television services and telecommunications services; and (b) make available to such truck drivers programming consisting of video and audio services, and telephone, voice mail, fax or other data transmission services while remaining in their vehicles parked at truckstops; (collectively, the "Services"); and

         WHEREAS, PNV provides the Services to truck drivers through a membership program pursuant to which each member is entitled to use the Services at each truckstop at which they are provided in return for a monthly membership fee; and

         WHEREAS, Fleet desires to purchase and PNV desires to provide membership to certain of Fleet's drivers.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, Fleet and PNV (hereinafter collectively being referred to as the "Parties"), intending to be legally bound, hereby mutually agree as follows:

         1. Purpose. The Parties hereby agree that PNV shall provide and Fleet shall purchase memberships for certain of Fleet's drivers pursuant to the terms of this Agreement.

         2. Number of Memberships-Drivers. Fleet desires to purchase from PNV 450 memberships for use by certain of its professional truck drivers. Upon execution of this Agreement, Fleet shall provide PNV with the name and CDL number of each such driver to enable PNV to activate each driver's membership. Fleet shall provide to PNV, on or before the twenty-fifth (25th) day of each month, the name and CDL number of any driver to be added to or deleted from the list of drivers for whom Fleet shall purchase a membership. If Fleet does not provide PNV with an updated list on a timely basis, PNV shall issue memberships for the following month based upon the most recent list provided by Fleet. Notwithstanding anything contained herein to the contrary, the minimum number of memberships to be purchased by Fleet each month during the Term (as defined in Section 4(a)) shall be 450.

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         3. Fees.

            (a) Fleet agrees to pay to PNV a fee of (see Schedule I) per month (plus applicable taxes) for each membership purchased by Fleet (collectively the "Monthly Fee"). PNV shall invoice Fleet for the Monthly Fee on the first day of each month for the purchase of memberships for its drivers for that month. Fleet shall pay the Monthly Fee to PNV on or before the tenth (10th) day of the month. Monthly Fees not paid on or before the tenth (10th) day of the month shall accrue interest at the rate of 1.5% per month until paid in full and PNV may terminate the membership of Fleet's drivers if the Monthly Fee is not received by the last day of the month. If Fleet desires to terminate the membership of any driver, PNV shall reissue such membership to a substitute driver upon receipt of (i) the terminated drivers name and CDL member and (ii) the substitute drivers name and CDL number. If Fleet desires to purchase memberships for additional drivers effective during the month (as opposed to the first day of the month), PNV shall, upon receipt of the additional drivers name and CDL number, activate such membership at no cost to Fleet for the remainder of that month but shall not provide the driver with any free long distance service for that month. On the first day of the following month, PNV shall commence charging Fleet the Monthly Fee and provide the driver with full membership privileges, including any applicable free long distance phone service.

            (b) Notwithstanding the terms of Section 4(a), Fleet may terminate this Agreement at any time within ninety (90) days of the Effective Date by delivery to PNV of written notice of termination within such ninety (90) day period. If Fleet terminates this Agreement in compliance with this Section 3(b), Fleet shall be entitled to a refund of all monies paid to PNV as of the date of termination.

         4. Term.

            (a) Subject to Sections 3(b) and 5, the term of this Agreement shall be for a period of one (1) year commencing on the Effective Date (the "Term"). The Term shall be automatically extended for additional one year renewal periods provided that either Party may prevent such automatic renewal by delivery of written notice to the other Party at least thirty (30) days prior to the end of the then current Term.

            (b) Except as provided in Section 3(b), upon termination of the Agreement for any reason, PNV shall be entitled to retain without offset or repayment all amounts paid to PNV by Fleet as of the date of termination.

          5. Breach. In the event that either Party shall fail in any material respect to perform any obligation under this Agreement, the other Party may in writing notify the non-performing Party that such failure constitutes a breach. If the breach is not remedied or cured within ten (10) days following receipt of the notice of breach, without limiting any other remedy which may be available, the non-breaching Party may terminate this Agreement by notice to the breaching Party.

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         6. Arbitration. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or the interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in Ft. Lauderdale, Florida in accordance with the then existing rules of the American Arbitration Association. PNV and Fleet shall each select one arbitrator, and the two arbitrators shall select a third with the same qualifications. Any decision rendered shall be binding upon the Parties, however, the arbitrators shall have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration shall be borne by the non-prevailing Party.

         7. General Provisions.

            (a) Notices. All notices required or permitted hereunder shall be in writing and, may either be delivered by overnight courier, transmitted by facsimile, or delivered by the United States Mail, postage prepaid, addressed as follows:

                 To PNV:         Park 'N View, Inc.
                                 11711 NW 39th Street
                                 Coral Springs, Florida 33065
                                 Attn: Fleet Sales Department
                                 Fax Number: (954) 745 7899

                  To Fleet:      Trucks For You, Inc.
                                 3303 N. 32nd Street
                                 Muskogee, OK  74402
                                 Attn: Mr. Smokey Irwin
                                 Fax: (918) 667-9963

All notices shall be deemed delivered only upon actual receipt. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to the terms of this Section 7(a).

                           (b)   Miscellaneous.  The section headings in this
Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. This Agreement shall be governed by the laws of the State of Florida. This Agreement shall not be modified or amended except by an instrument in writing executed by the parties to this Agreement. Except as required by law, the Parties agree to keep the terms and provisions of this Agreement and all information received by either Party pursuant to this Agreement strictly confidential. This Agreement shall apply to, and be binding upon, the parties and their respective successors and permitted assigns. If any part or sub-part of this Agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement. This Agreement may be executed in one or more counterparts,

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each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Fleet and PNV have caused this Agreement to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

                                           PARK 'N VIEW, INC., a
                                           Delaware corporation

                                           By:  /s/ Ian Williams
                                              --------------------------
                                              Ian Williams, President


                                           TRUCKS FOR YOU, INC.

                                           By:  /s/ Dewey Grigsby
                                              --------------------------
                                           Title:
                                           Date:  January 29, 1998


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                                   SCHEDULE I

Company:  Trucks For You

A.   Fees shall be as following:

Monthly Fee per Driver                                        Period
----------------------                                        ------
$ 0.00                                                        Feb.-no long distance provided in Feb.
$10.00                                                        March and April, 1998
$20.00                                                        May, June and July, 1998
$30.00                                                        August 1st, 1998 through remainder
                                                              of Agreement term

B. Fleet shall be entitled, for no additional charge, to place an advertisement in one 30 second spot every two hours on PNV's Driver Entertainment Network. The advertisement must be mutually acceptable to PNV and Trucks For You. This service shall be available for the initial one (1) year term.

C. Fleet and PNV agree to allow the distribution of mutually accepted press releases, advertisements, and other marketing materials that benefit both parties.






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